AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      This Amendment No. 1 (the “Agreement”) to the Employment Agreement between Vadim Babenko, residing at 18 Pitt Court Rockville, MD 20850 (“Employee”) and InforMax, Inc., a Delaware corporation, with its principal offices at 7600 Wisconsin Avenue, Suite 1100, Bethesda, MD 20814 (“InforMax” or the “Company”), amends the existing Employment Agreement between the parties executed on July 14, 2000 (the “Employment Agreement”), effective as of March 1, 2001 (the “ New Effective Date”) and sets forth the amended terms and conditions of Employee’s continued employment by InforMax.

WITNESSETH

      WHEREAS, Employee is presently employed by InforMax; and

      WHEREAS, InforMax and Employee believe that it is their mutual best interest to amend the Employment Agreement to assure the continued services of Employee on behalf of InforMax subject to the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the mutual premises and of the mutual covenants and conditions contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Amended provisions of Employment Agreement. The Employment Agreement is hereby amended as of the New Effective Date as indicated below in this Section 1. Except as expressly amended below, the Employment Agreement in the form originally executed by the parties shall remain binding upon the parties.

(i) Section 1 “Employment” as contained in the Employment Agreement is hereby deleted in its entirety and replaced with the amended provision below to read as follows as of the New Effective Date:

“1. Employment. Commencing as of the New Effective Date and until the end of the term of this Agreement, Employee shall be available to perform and shall perform for the Company such services (as set forth in the Description of Services attached hereto as Exhibit A) and as the President of the Company may reasonably designate. InforMax hereby confirms that from and after the New Effective Date, Employee shall no longer be subject to InforMax’s Insider Trading Policy, including, but not limited to, application of the “trading window” provision contained in Section B(2) thereof (as such securities policy may be amended and/or replaced, in whole or in part, from time to time by the Company, except as may be required by applicable law). InforMax and the Employee acknowledge and agree that the Employee ceased to be an “officer” and an “executive officer” (as such terms are defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended and Item 401(b) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), respectively) of InforMax as of the New Effective Date. It is acknowledged by the Company and Employee that, from and after the New

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Effective Date, neither party expects that Employee shall be provided with material non-public information or access to such information by the Company in connection with Employee’s ordinary course of providing the services contemplated by this Agreement.

During the term of this Agreement, Employee shall have physical access to InforMax facilities located at 7600 Wisconsin Avenue and at 2 Bethesda place, as needed to carry out his duties, and to the office he currently occupies in 2 Bethesda Place.”

(ii) Section 2 “Term of Agreement” as contained in the Employment Agreement is deleted in its entirety and replaced with the amended provision below to read as follows as of the New Effective Date:

“2. Term of Agreement. Subject to Section 4 hereof, the term of this Agreement shall commence on the New Effective Date and shall terminate on March 1, 2002.”

(iii) Section 3(a) “Compensation—Base Salary” as contained in the Employment Agreement is deleted in its entirety and replaced with the amended provision below to read as follows as of the New Effective Date:

"(a) Base Salary/ Options. Employee shall be entitled to receive, and the Company shall be obligated to provide, compensation of $300,000 to Employee during the term of this Agreement. Such payments shall be made by the Company on a semi-monthly basis in equal amounts. Once the Company’s aggregate payments to the Employee during the term of this Agreement have reached $300,000, the Company’s payment obligations with regard to Employee’s compensation shall cease in all respects. Employee hereby acknowledges that pursuant to Section 3(c) of Employee’s Stock Option Agreement dated March 19, 1999, Employee’s right to purchase up to 1,683,450shares of InforMax’s Common Stock thereunder (subject to adjustment as provided therein), shall terminate three years from Employee’s effective date of termination. Employee hereby acknowledges that pursuant to Section 3(c) of Employee’s Stock Option Agreement dated December 11, 1997, Employee’s right to purchase up to 668,000 shares of InforMax’s Common Stock thereunder (subject to adjustment as provided therein), shall terminate three months from Employee’s effective date of termination. From the New Effective Date, Employee shall not be entitled to the receipt of any payments or benefits from InforMax other than those provided for in this Section 3.”

(iv) Section 3(b) “Benefit Plans” as contained in the Employment Agreement is deleted in its entirety and replaced with the amended provision below to read as follows as of the New Effective Date:

“Employee shall be entitled to participate in such benefits plans of InforMax now in existence or which may hereafter during the term of this Agreement become effective and available for employee participation. In particular, until the expiration of the term of this agreement or its earlier termination pursuant to the terms hereof, Employee shall be entitled to group medical insurance for the Employee and his family, continued use of the Company-leased car currently made available to the Employee, and a Company-paid cell phone which shall be used according to Company policy"

(v) Section 3(f) “Compensation—Affiliate Status” is hereby added as a new provision to the Employment Agreement to read as follows as of the New Effective Date:

"(f) Affiliate Status. InforMax hereby confirms that, but for Employee’s beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares of InforMax’s Common Stock, par value $.001 per share, as of the New Effective Date of this Agreement, InforMax would not otherwise deem Employee to be an “affiliate” of InforMax, as such term is defined in Rule 144(a)(1) promulgated under the Securities Act. At such time as Employee provides evidence reasonably satisfactory to InforMax that indicates that Employee ceases to beneficially own ten percent (10%) or more of InforMax’s outstanding Common Stock, InforMax hereby agrees that, upon (i) Employee’s written request and delivery of a representation letter to InforMax detailing, , Employee’s beneficial ownership, and (ii) expiration of the ninety (90) day period from the date that Employee does not beneficially own ten percent (10%) of InforMax’s outstanding Common Stock contained in Rule 144(k) promulgated under the Securities Act, InforMax will promptly authorize and direct its transfer agent to remove any stop-transfer order and other restrictive legend limiting the free transferability, by virtue of the shares being deemed “restricted securities” under Rule 144, of Employee’s 83,500 shares represented by Certificate No. IM2, upon Employee’s surrender of such stock certificate. Notwithstanding the provisions of this Section 3, Employee agrees to continue to be bound by the Market Standoff Letter between Employee and Company dated June 22, 1999 and any other restrictions or agreements to which the shares are subject.

(v) Section 4 “Termination of Employment” as contained in the Employment Agreement is deleted in its entirety and replaced with the provision below to read as follows as of the New Effective Date:

“4. Termination of Employment. Subject to the terms and conditions of this Section 4, Employee’s employment with InforMax may be terminated prior to the completion of the term detailed in Section 2 of this Agreement:

(a) This Agreement shall terminate automatically upon the death of Employee.

(b) This Agreement may be terminated by the Company by written notice to Employee at any time upon a material breach by Employee of any of the material provisions of this Agreement, after written notice by the Company and 30 days’ reasonable opportunity by Employee from the date of such notice to cure such breach.

(c) Employee may, at any time and with or without cause, terminate this Agreement upon written notice to the Company given not less than seven

(7) days prior to such termination. Such notice shall specify the effective date of termination for all purposes hereunder and as contemplated by Section 3 hereof.

(d) Upon a termination contemplated by Sections 4(a) or (b), the Company’s payment obligations under Section 3(a) hereto shall cease as of the date thereof. Upon a termination by the Employee under Section 4(c) prior to the end of the term contemplated by Section 2, the Company shall promptly pay to Employee any net compensation amount due unto Employee under Section 3, such that the total compensation paid to Employee during the term and upon termination shall equal $300,000 in the aggregate.

(vi) Section 5 “Devotion of Time” as contained in the Employment Agreement is deleted in its entirety and replaced with the provision below to read as follows as of the New Effective Date:

“5. Devotion of Time. Except for vacations as provided herein and absences due to temporary illness or family emergencies, Employee agrees to devote necessary time during the term of this Agreement to advance the Company’s interests. Nothing in this Agreement shall be construed to prevent Employee from concurrently providing services to persons other than the Company, subject to the limitations set forth in Sections 6, 7 and 8 hereof and provided, however, that such other employment, engagements and activities (i) do not materially interfere with his ability to perform the services contemplated hereby, (ii) are not otherwise injurious to the business or reputation of the Company or any of its subsidiaries, and (iii) are disclosed in advance to the President of the Company, or to such other person as the Company may direct. Employee agrees, however, to notify the Company in writing of any and all potential or actual conflicts of interest arising as a result of its services to third parties during the term of this Agreement, and shall provide the Company with sufficient detail to enable the Company to evaluate any potential conflicts of interest. In the event that the Company, in its sole discretion, determines that Employee has a potential or actual conflict of interest (whether or not Employee has so notified the Company), the Company, at its sole discretion, may terminate this Agreement in accordance with the termination provision hereof.”

2. Entire Agreement and Severability. This Agreement, together with Employment Agreement amended hereby, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

3. Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

4. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(a)	If to the Company:

InforMax, Inc. 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 Attn: James E. Bernstein, M.D.

(b)	If to Employee:

Dr. Vadim Babenko 18 Pitt Court Rockville, MD 20850

5. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

      IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below:

INFORMAX, INC.

By: /s/ James E. Bernstein, M.D.
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Date: May 1, 2001	Name: James E. Bernstein, M.D. Title: President

EMPLOYEE

/s/Dr. Vadim Babenko
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Date: May 1, 2001	Dr. Vadim Babenko

EXHIBIT A – DESCRIPTION OF SERVICES

Employee shall provide services in the area of bioinformatics and genomics technology and market opportunity assessment as directed by the President.